Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-                ) and related prospectus of Highwoods Realty Limited Partnership for the registration of up to $380,000,000 of debt securities and Highwoods Properties, Inc. for the registration of related guarantees. We also consent to the incorporation by reference therein of our reports (a) dated February 14, 2003, with respect to the financial statements and schedule of Highwoods Realty Limited Partnership included in its Annual Report on Form 10-K for the year ended December 31, 2002 and (b) dated February 14, 2003, with respect to the financial statements and schedule of Highwoods Properties, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, all filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ ERNST & YOUNG LLP

Raleigh, North Carolina

September 30, 2003